Exhibit 3.2

AMENDMENT NO. 1 TO THE

FIFTH AMENDED AND RESTATED BYLAWS OF

CHARTERMAC

__________________________

This Amendment No. 1 (the “Amendment”) to the Fifth Amended and Restated Bylaws (the “Bylaws”) of CharterMac, (the “Bylaws”), a Delaware statutory trust (the “Trust”), was approved by the Trust’s Board of Trustees effective as of March 14, 2007. Capitalized terms used and not otherwise defined herein shall, for the purposes of this Amendment, have the respective meanings set forth in the Bylaws.

RECITALS

A.         WHEREAS, certain of the Trustees have created a statutory trust in accordance with the applicable provisions of the Trust Act by entering into a Trust Agreement, dated August 12, 1996, which Trust Agreement has been amended or restated by an Amendment No. 1 to Trust Agreement, dated April 30, 1997, an Amended and Restated Trust Agreement, dated September 30, 1997, Amendments No. 1, 2, 3 and 4 to the Amended and Restated Trust Agreement, dated May 8, 2000, December 11, 2000, June 13, 2000 and November 17, 2003, respectively, a Second Amended and Restated Trust Agreement, dated November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto dated as of April 2, 2007 (as so amended and restated, the "Trust Agreement"); and

B.          WHEREAS, pursuant to resolutions adopted on February 7, 2007, the Board of Trustees of the Trust resolved to amend the Bylaws to reflect the change in the Trust’s name from its current name to “Centerline Holding Company”.

NOW THEREFORE, the Bylaws are hereby amended as follows:

1. Name Change. The heading of the Bylaws is hereby amended and restated in its entirety as follows:

CENTERLINE HOLDING COMPANY

FIFTH AMENDED AND RESTATED BYLAWS

2. Section 17(a) of Article III. Section 17(a) of Article III is hereby amended and restated in its entirety as follows:

Section 17.         CERTAIN RIGHTS OF THE INDEPENDENT TRUSTEES.

(a)          Centerline Capital Group, Inc. Notwithstanding any provision herein to the contrary, at any time at which there are any

Independent Trustees in office, the powers and duties conferred and imposed upon the Trust as sole shareholder of Centerline Capital Group, Inc.. in accordance with Article 13 of the certificate of incorporation of Centerline Capital Group, Inc. relating to (i) the taking or refraining from taking of action by Centerline Capital Group, Inc. with respect to any consents, waivers, amendments, approvals, elections or similar actions under or pertaining to any of the RCC Acquisition Documents (as defined below) that may affect the rights or obligations of any of APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II L.P. and SJB Associates L.P., or their Affiliates (as defined in that certain Contribution Agreement dated as of December 17, 2002, as amended from time to time (the “Contribution Agreement”) by and among CharterMac Capital Company, LLC (now known as [Centerline Capital Company] and the other parties named therein), or (ii) any amendment to this Section 17, shall be exercised and performed by the Independent Trustees. For such purposes, the Independent Trustees shall act by the affirmative vote of a majority of the persons who are then serving as Independent Trustees at a meeting at which at least a majority of the Independent Trustees are present or by unanimous written consent of the Independent Trustees. The provisions of these bylaws and of Delaware Statutory Trust Act shall govern such action at a meeting or by written consent as if the Independent Trustees constituted the board of trustees. For the purposes of this Section 17, “RCC Acquisition Documents” shall mean collectively the Contribution Agreement and each of the Collateral Agreements (as defined in the Contribution Agreement).

3. No Other Changes. Except to the extent expressly amended by the terms of

this Amendment, all terms and conditions of the Bylaws shall remain in full force   and effect in accordance with their terms.